EXHIBIT 12.1


                               ANGEION CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


            The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:


                           Three Months Ended              Five Months Ended
                               March 31,                      December 31,                         Year Ended July 31,
                      ----------------------------    ----------------------------    --------------------------------------------
                          1998            1997            1997            1996            1997            1996            1995
                      ------------    ------------    ------------    ------------    ------------    ------------    ------------
Net earnings/(loss)   $ (9,674,898)   $ (6,879,527)   $(14,940,896)   $ (7,734,829)   $(26,908,861)   $(15,182,019)   $ (9,643,351)

Interest expense            19,931          29,425           4,893          48,674         103,635         116,683         271,162

Amortization of
debt costs                 225,720            --              --              --              --              --            22,800


Income taxes                  --              --              --              --              --              --              --
                      ------------    ------------    ------------    ------------    ------------    ------------    ------------

Earnings/(loss) before
fixed charges           (9,429,247)     (6,850,102)    (14,936,003)     (7,686,155)    (26,805,226)    (15,065,336)     (9,349,389)

Fixed charges (1)          245,651          29,425           4,893          48,674         103,635         116,683         293,962

Ratio of net
earnings
before fixed charges
to fixed charges             -38.4:1        -232.8:1       -3052.5:1        -157.9:1        -258.7:1        -129.1:1         -31.8:1


Deficiency of
earnings
to cover fixed
charges                 (9,674,898)     (6,879,527)    (14,940,896)     (7,734,829)    (26,908,861)    (15,182,019)     (9,643,351)


[WIDE TABLE CONTINUED FROM ABOVE]

                      ---------------------------------------
                            1994                 1993
                      ------------------  -------------------
Net earnings/(loss)        $(7,675,743)         $(2,708,438)

Interest expense                161,185               76,019

Amortization of
debt costs                       22,800               11,400


Income taxes                          -                    -
                      ------------------  -------------------

Earnings/(loss) before
fixed charges               (7,491,758)          (2,621,019)

Fixed charges (1)               183,985               87,419

Ratio of net
earnings
before fixed charges
to fixed charges                  -40.7:1              -30.0:1


Deficiency of
earnings
to cover fixed
charges                     (7,675,743)          (2,708,438)


(1) - Fixed charges consist of interest expense and amortization of debt issuance costs